UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): December 3, 2024

READY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

(212) 257-4600

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	RC	New York Stock Exchange
6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share	RC PRC	New York Stock Exchange
6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share	RC PRE	New York Stock Exchange
6.20% Senior Notes due 2026	RCB	New York Stock Exchange
5.75% Senior Notes due 2026	RCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2024, Ready Capital Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Company, Sutherland Partners, L.P. (the “Operating Partnership”), the Company’s operating partnership subsidiary, Waterfall Asset Management, LLC and Morgan Stanley & Co. LLC, Piper Sandler & Co., RBC Capital Markets, LLC, UBS Investment Bank and Wells Fargo Securities, LLC, as representatives of the several underwriters (collectively, the “Underwriters”), pursuant to which the Underwriters agreed to purchase $115 million aggregate principal amount of the Company’s 9.00% senior unsecured notes due 2029 (the “Notes”). The issuance and sale of the Notes is expected to occur on December 10, 2024, subject to customary closing conditions.

The Company will contribute the net proceeds from the sale of the Notes to the Operating Partnership in exchange for the issuance by the Operating Partnership to the Company of a senior unsecured note with terms that are substantially equivalent to the terms of the Notes. The Operating Partnership intends to use the net proceeds to originate or acquire target assets consistent with the Company’s investment strategy and for general corporate purposes. Pending such anticipated uses, the Operating Partnership may use a portion of the net proceeds from this offering to temporarily reduce borrowings outstanding under our loan repurchase agreements or credit facilities and may invest the net proceeds in interest-bearing, short-term investments, including money market accounts, in each case that are consistent with the Company’s intention to continue to qualify as a real estate investment trust. The issue price to investors will be $25.00 per note, plus accrued interest, if any, from December 10, 2024, if settlement occurs after that date, and the notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00. The Company expects net proceeds from the sale of the Notes to be approximately $110.9 million, after deducting underwriters’ discounts and commissions and estimated offering expenses.

The Notes were registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333- 263756) (as the same may be amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The material terms of the Notes are described in the Company’s preliminary prospectus supplement and free writing prospectus, each as filed with the Commission on December 3, 2024, which relate to the offer and sale of the Notes and supplement the Company’s prospectus, as filed with the Commission on March 22, 2022, contained in the Registration Statement.

The Company and the Operating Partnership made certain customary representations, warranties and covenants concerning the Company, the Operating Partnership and the Registration Statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The representations, warranties and covenants set forth in the Underwriting Agreement were made only for purposes of the Underwriting Agreement, and only as of the specified dates provided therein. The representations, warranties and covenants in the Underwriting Agreement were made solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Report”), and the information in the Underwriting Agreement is incorporated into this Item 1.01 by this reference. The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement incorporated by reference into this Report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
1.1	Underwriting Agreement, dated December 3, 2024, by and among Ready Capital Corporation, Sutherland Partners, L.P., Waterfall Asset Management LLC and Morgan Stanley & Co. LLC, Piper Sandler & Co., RBC Capital Markets, LLC, UBS Investment Bank and Wells Fargo Securities, LLC, as representatives of the Underwriters
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

READY CAPITAL CORPORATION

Date: December 6, 2024	By:	/s/ Andrew Ahlborn
	Name:	Andrew Ahlborn
	Title:	Chief Financial Officer